Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of ANI Pharmaceuticals, Inc. on Form S-8 to be filed on or about April 27, 2022 of our reports dated March 15, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and the effectiveness of ANI Pharmaceuticals, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2021, which reports were included in the Annual Report on Form 10-K filed March 15, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

April 27, 2022